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Exhibit 99.1
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News Corporation
NEWS RELEASE

1211 AVENUE OF THE AMERICAS . NEW YORK, NEW YORK 10036 . newscorp.com For Immediate Release Contact: Andrew Butcher 212 852 7070

Fox Television Stations and Clear Channel
Communications Complete Station Swaps

New York, NY, October 1, 2001 - News Corporation, Fox Television Stations, Inc. and Clear Channel Communications Inc. today announced the completion of the exchange of Clear Channel' s WFTC-TV in Minneapolis, Minnesota for Fox' s KTVX-TV in Salt Lake City, Utah and KMOL-TV in San Antonio, Texas.

The acquisition of WFTC-TV gives Fox a second station in Minneapolis, the 13 th largest U.S. television market. Fox acquired KMSP-TV, the UPN affiliate in Minneapolis, in July as part of its acquisition of Chris-Craft Industries. Fox Television Stations also has duopolies in New York, Los Angeles, Dallas and Phoenix, and proposed duopolies in Washington, D.C, and Houston.

With the sale of KTVX-TV, News Corp. and Fox Television Stations have complied with Department of Justice (DOJ) and Federal Communications Commission (FCC) divestiture orders. The sale of KMOL-TV has reduced the national audience reach of the Fox Television Stations.

The News Corporation Limited (NYSE: NWS, NWS.A; ASX: NCP, NCPDP; LSE: NEWCP) is one of the world' s largest media companies with total assets as of June 30, 2001 of approximately US$43 billion and total annual revenues of approximately US$14 billion. News Corporation' s diversified global operations in the United States, Canada, the United Kingdom, continental Europe, Australia, Latin America and the Pacific Basin include the production and distribution of motion pictures and television programming; television, satellite and cable broadcasting; the publication of newspapers, magazines and books; the production and distribution of promotional and advertising products and services; the development of digital broadcasting; the development of conditional access and subscriber management systems; and the creation and distribution of popular on-line programming.

    For more information on News Corporation, please visit www.newscorp.com.
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For Immediate Release                       Contact: Andrew Butcher 212 852 7070